Exhibit 2.13

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this “Agreement”) is entered into and made effective as of June 12, 2015 (the “Effective Date”) by and among The Carman Corporation, a Pennsylvania corporation (“Assignor”) and TriGen Insurance Solutions, Inc. (“Assignee”). Each of the foregoing parties may be referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Assignor desires to assign to Assignee all of its rights and delegate to Assignee all of its obligations under certain contracts as described on Schedule 1 attached hereto (collectively "Assigned Contracts");

WHEREAS, Assignee desires to accept such assignment of rights and delegation of obligations under the Assigned Contracts; and

WHEREAS, the Parties desire to release Assignor from its obligations under the Assigned Contracts and substitute Assignee as a Party to the Assigned Contracts in Assignor’s place.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1.Assignment and Assumption. Assignor hereby irrevocably assigns to Assignee all of Assignor’s rights under the Assigned Contracts and delegates to Assignee all of its obligations under the Assigned Contracts. Assignee unconditionally accepts all of Assignor's rights and obligations in, to and under the Assigned Contracts, and assumes and agrees to be bound by, fulfill, perform and discharge all of the liabilities, obligations, duties and covenants under or arising out of the Assigned Contracts from and after the Effective Date.

2.Consideration. In consideration of the assignment of the Assigned Contracts hereunder, and the representations, warranties and covenants made by the Assignor to the Assignee, on the Effective Date, Assignee shall deliver to Assignor Two Million Dollars ($2,000,000.00) (the “Purchase Price”) in cash, by wire transfer of immediately available funds in accordance with the wire transfer instructions provided by Assignor.

3.Assignor’s Representations and Warranties. Assignor represents and warrants as follows:

a)It is duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.

b)It is qualified and licensed to do business and in good standing in every jurisdiction where such qualification and licensing is required for purposes of this Agreement.

c)It has the full right, corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

d)It has taken all necessary corporate action to authorize the execution of this Agreement by its Representative whose signature is set forth at the end hereof.

e)When executed and delivered by it, this Agreement will constitute the legal, valid and binding obligation of Assignor, enforceable against it in accordance with its terms.

f)It is the sole legal and beneficial owner of the all the rights under the Assigned Contracts on the Effective Date, free and clear of any lien, security interest, charge or encumbrance.

g)The Assigned Contract has not been amended or modified as of the Effective Date.

h)The Assigned Contracts are in full force and effect on the Effective Date. No event or condition has occurred that constitutes an event of default or termination under any of the Assigned Contracts. There are no material disputes pending or threatened related to any rights or obligations transferred by this Agreement.

i)It has performed all of its obligations under the Assigned Contracts that are required to be performed on or before the Effective Date.

4.Assignee’s Representations and Warranties. Assignee represents and warrants as follows:

a)It is duly organized, validly existing and in good standing under the laws of Delaware.

b)It is qualified and licensed to do business and in good standing in every jurisdiction where such qualification and licensing is required.

c)It has the full right, corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

d)It has taken all necessary corporate action to authorize the execution of this Agreement by its Representative whose signature is set forth at the end hereof.

e)When executed and delivered by it, this Agreement will constitute the legal, valid and binding obligation of Assignee, enforceable against it in accordance with its terms.

5.Assignor Covenants.  The Assignor shall promptly remit to the Assignee any proceeds received from any accounts receivable related to the Assigned Contracts, regardless of when such proceeds are received or whether such proceeds were obtained as a result of the collections efforts of the Assignee.  At the reasonable request of the Assignee, Assignor shall use commercially reasonable efforts to assist in the collection of any and all outstanding accounts receivable.

6.Mutual Indemnification. Subject to the terms and conditions set forth in Section 7, each Party (as "Indemnifying Party") shall indemnify, hold harmless, and defend the other Party and its officers, directors, employees, agents, affiliates, successors and permitted assigns (collectively, "Indemnified Party") against any and all losses, damages, liabilities, deficiencies, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorney fees, that are incurred by Indemnified Party in a final non-appealable judgment (collectively, "Damages"), arising out of any action made or brought by either:

a)Any person who is not a party to this Agreement or an affiliate of a party to this Agreement or a Representative of the foregoing ("Third Party Claim"); or

b)Indemnified Party against Indemnifying Party ("Direct Claim"), alleging (i) Indemnifying Party's material breach or non-fulfillment of any material representation, warranty or covenant under this Agreement; (ii) any grossly negligent act or omission of Indemnifying Party in connection with the performance of its obligations under this Agreement; or (iii) any failure by Indemnifying Party to materially comply with any applicable laws.

7.Exceptions and Limitations on Indemnification. Notwithstanding anything to the contrary in this Agreement, Indemnifying Party is not obligated to indemnify or defend Indemnified Party against any Third Party Claim or Direct Claim if such Third Party Claim, Direct Claim or corresponding Damages arise out of or result from, in whole or in part, Indemnified Party's (a) willful, reckless or negligent acts or omissions or (b) bad faith failure to materially comply with any of its material obligations set forth in this Agreement.

8.Sole Remedy. Sections 6 and 7 set forth the entire liability and obligation of the Indemnifying Party and the sole and exclusive remedy for the Indemnified Party for any damages indemnified or defended under Sections 6 or 7.

9.Miscellaneous.

a)Further Assurances. Upon the other Party's reasonable request, each Party shall, at its sole cost and expense, execute and deliver all such further documents and instruments, and take all such further acts, necessary to give full effect to this Agreement.

b)Survival. Subject to the limitations and other provisions of this Agreement, the representations of the Parties contained in this Agreement survive the expiration or earlier termination of this Agreement for a period of two (2) years from the date of such expiration or termination. All covenants and agreements of any Party contained herein survive the expiration or earlier termination of this Agreement for the period explicitly specified therein or if such period is not specified, for a period of two (2) years from the date of the expiration or termination of this Agreement. Notwithstanding the foregoing, any claim by any Party asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice prior to the expiration date of the applicable survival period (if any) is not thereafter barred by the expiration of the relevant period and such claims survive until finally resolved.

c)Notices. Each Party shall deliver all notices, requests, consents, claims, demands, waivers and other communications under this Agreement (each, a "Notice") in writing and addressed to the other Party at its address set forth below (or to such other address that the receiving Party may designate from time to time in accordance with this section). Each Party shall deliver all Notices by personal delivery, nationally recognized overnight courier (with all fees pre-paid), facsimile or e-mail of a PDF document (with confirmation of transmission) or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only (i) on receipt by the receiving Party, and (ii) if the Party giving the Notice has complied with the requirements of this Section.

Notice to Assignor:	The Carman Corporation 940 W Sproul Road, Suite 103 Springfield, Pennsylvania 19064 Attn: Edward E. Snow, President/CEO Email: esnow@carmangroup.net

Notice to Assignee:	TriGen Insurance Solutions, Inc. 401 East Las Olas Boulevard, Suite 1650 Fort Lauderdale, Florida 33301 Attn: Christopher Pesch, General Counsel Email: cpesch@patnat.com

d)Headings; Interpretation. The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement. For purposes of this Agreement: (i) the words "include," "includes" and "including" is deemed to be followed by the words "without limitation"; (ii) the word "or" is not exclusive; and (iii) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. The Parties drafted this Agreement without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The schedules and exhibits referred to herein are an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

e)Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability does not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

f)Entire Agreement. This Agreement, together with all related exhibits and schedules, constitutes the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

g)Amendment and Modification; Waiver. No amendment to this Agreement is effective unless it is in writing, identified as an amendment to this Agreement and signed by an authorized representative of each Party to this Agreement. No waiver under this Agreement is effective unless it is in writing, identified as a waiver to this Agreement and signed by an authorized representative of the Party waiving its right. Any waiver authorized on one occasion is effective only in that instance and only for the purpose stated, and does not operate as a waiver on any future occasion. None of the following constitutes a waiver or estoppel of any right, remedy, power, privilege or condition arising from this Agreement: (i) any failure or delay in exercising any right, remedy, power or privilege or in enforcing any condition under this Agreement; or (ii) any act, omission or course of dealing between the Parties.

h)Cumulative Remedies. All rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by either Party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently be available at law, in equity, by statute, in any other agreement between the Parties or otherwise.

i)Equitable Remedies. Each Party acknowledges that a breach or threatened breach by it of any of its obligations under this Agreement would give rise to irreparable harm to the other Party for which monetary damages would not be an adequate remedy and hereby agrees that in the event of a breach or a threatened breach by Buyer of any such obligations, the other Party will, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

j)No Third Party Beneficiaries. This Agreement benefits solely the Parties to this Agreement and their respective permitted successors and permitted assigns and nothing in this Agreement, express or implied, confers on any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

k)Choice of Law. This Agreement and exhibits and schedules attached hereto and thereto, and all matters arising out of or relating to this Agreement, are governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of Delaware.

l)Choice of Forum. Each Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind whatsoever against the other Party in any way arising from or relating to this Agreement, and exhibits and schedules attached hereto and thereto, and all contemplated transactions, including, but not limited to, contract, equity, tort, fraud and statutory claims, in any forum other than U.S. District Court for the Southern District of Florida or the courts of the State of Florida sitting in Broward County, and any appellate court from any thereof. Each Party irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees to bring any such action, litigation or proceeding only in U.S. District Court for the Southern District of Florida or the courts of the State of Florida sitting in Broward County. Each Party agrees that a final judgment in any such action, litigation or proceeding is conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

m)Waiver of Jury Trial. Each Party acknowledges and agrees that any controversy that may arise under this Agreement, including exhibits and schedules attached to this Agreement, is likely to involve complicated and difficult issues and, therefore, each such Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement, including any exhibits or schedules attached to this Agreement, or the transactions contemplated hereby.

n)Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together is deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment and Assumption Agreement as of the date first written above.

ASSIGNOR:
THE CARMAN CORPORATION
By:	/s/ Edward E. Snow
Name:	Edward E. Snow
Title:	President/CEO
ASSIGNEE:
TRIGEN INSURANCE SOLUTIONS, INC.
By:	/s/ Christopher L. Pizzo
Name:	Christopher L. Pizzo
Title:	Vice-President

* All schedules to this Exhibit 2.13 have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The schedules include a list of assumed contracts. A copy of any omitted schedule will be furnished to the Securities and Exchange Commission upon request.